UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 7, 2007
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-14323 (Commission File Number)	76-0568219 (I.R.S. Employer Identification No.)
1100 Louisiana, 10th Floor
Houston, Texas 77002
(Address of Principal Executive Offices, including Zip Code)
(713) 381-6500
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          Unless the context requires otherwise, references to “we,” “us,” “our,” “Partnership,” or “Enterprise Products Partners” within the context of this Current Report on Form 8-K refer to Enterprise Products Partners L.P.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (e) On May 7, 2007, EPCO Inc. (“EPCO”) formed EPE Unit III, L.P. (“EPE Unit III”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit III. On that date, Duncan Family Interests, Inc. (“DFI”) contributed 4,421,326 common units of Enterprise GP Holdings L.P. (“EPE”) having a then current fair market value of $170 million as a capital contribution and was admitted as the Class A limited partner. Certain EPCO employees, including some of our named executive officers, were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. As with the awards granted in connection with EPE’s initial public offering in 2005 in EPE Unit, L.P., these awards are designed to provide additional long-term incentive compensation for our named executive officers. The profits interest awards (or Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of EPE’s common units and are subject to forfeiture. The Class B limited partner interests in EPE Unit III held by our named executive officers are as follows: Robert G. Phillips, 7.0588%, Michael A. Creel, 7.0588%, James H. Lytal, 5.8824%, A.J. Teague, 5.8824% and Ralph S. Cunningham, 7.0588%. A copy of the EPE Unit III limited partnership agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.
          Unless otherwise agreed to by EPCO, DFI and a majority in interest of the Class B limited partners of EPE Unit III, EPE Unit III will terminate at the earlier of May 7, 2012 (five years from the date of the agreement) or a change in control of EPE or its general partner. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:
•	Distributions of Cashflow — Each quarter, 100% of the cash distributions received by EPE Unit III from EPE will be distributed to the Class A limited partner until DFI has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797%, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of EPE common units owned by EPE Unit III (as described below).

•	Liquidating Distributions — Upon liquidation of EPE Unit III, EPE common units having a fair market value equal to the Class A limited partner capital base will be distributed to DFI, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining EPE common units will be distributed to the Class B limited partners.

•	Sale Proceeds — If EPE Unit III sells any of the 4,421,326 of EPE common units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.
          The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.
          A portion of the fair value of these equity awards will be allocated to us under the EPCO administrative services agreement as a non-cash expense. We will not reimburse EPCO, EPE Unit III or any of their affiliates or partners, through the administrative services agreement or otherwise, for any expenses related to EPE Unit III, including the contribution of 4,421,326 EPE common units to EPE Unit III by DFI.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	EPE Unit III, L.P. Agreement of Limited Partnership dated May 7, 2007 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Enterprise GP Holdings L.P. on May 10, 2007).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P. By: Enterprise Products GP, LLC, its General Partner
Date: May 10, 2007	By:	/s/ MICHAEL J. KNESEK
		Name:	Michael J. Knesek
		Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC

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